Exhibit 10.1

MATERION CORPORATION

Non-Employee Directors’ Restricted Stock Units Agreement

WHEREAS, _________ , (the “Director”) is a member of the Board of Directors (the “Board”) of Materion Corporation, an Ohio corporation (the “Company”), and is not an employee of the Company; and
WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by a resolution of the Governance and Organization Committee (the “Committee”) of the Board that was duly adopted on May 2, 2018.
NOW, THEREFORE, pursuant to the Company’s 2006 Non-employee Director Equity Plan (As Amended and Restated as of May 3, 2017) (the “Plan”), the Company hereby confirms to the Director the grant, effective on May ___ (the “Date of Grant”), of _______ restricted stock units (“RSUs”), subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions:

Article I

DEFINITIONS
All terms used herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan when used herein with initial capital letters.
ARTICLE II

CERTAIN TERMS OF RESTRICTED STOCK UNITS
1.    RSUs Not Transferable. Subject to Section 13 of the Plan, the RSUs covered by the Agreement shall not be transferable other than by will or pursuant to the laws of descent and distribution prior to payment.

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2.    Vesting and Settlement of RSUs.
(a)    General. Subject to the provisions of Sections 2(b) and 2(c) of this Article II, all of the RSUs covered by this Agreement shall become nonforfeitable upon the earlier of (i) the end of a one-year restriction period and (ii) the end of a restriction period running until the date of the 20__ annual meeting of the Company’s shareholders, provided that the Director has not incurred a Termination of Service before the end of such applicable restriction period, and will be settled on the last day of such applicable restriction period. For purposes of this Agreement, a “Termination of Service” means a termination of service with the Company that constitutes a separation from service within the meaning of Treasury Reg. § 1.409A-1(h), or any successor provision.
(b)    Termination of Service. Notwithstanding the provisions of Section 2(a) of this Article II, if the Director incurs a Termination of Service before the end of such applicable restriction period, such Director shall be entitled to receive a pro-rata payment of Common Shares (rounded down to the nearest whole number of Common Shares) in settlement of all of the RSUs covered by this Agreement based on the number of full months of service since the Date of Grant out of 12, which Common Shares shall be paid out on the date of the Director’s Termination of Service. Such pro-rata payment, if any, that was deferred pursuant to elections as described in Section 2(c) of this Article II shall remain subject to such elections.
(c)    Deferral Election. The RSUs covered by this Agreement will be subject to any deferral election made by the Director under the terms and conditions of Section 7 and Section 8 of the Plan, in which case such terms and conditions (in additional to any other applicable terms and conditions of the Plan) will govern the settlement of the RSUs covered by this Agreement.

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3.    Form and Time of Payment of RSUs. Except as otherwise provided for in Section 2 of Article III, payment for the RSUs shall be made in form of Common Shares in accordance with Section 2 of this Article II.
4.    Forfeiture of RSUs. The RSUs shall be forfeited, except as otherwise provided in Section 2(b) of this Article II above, if the Director incurs a Termination of Service before the end of the applicable restriction period provided for in Section 2(a) of this Article II.
5.    Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the RSUs vest and become nonforfeitable and payable in accordance with Section 2 of this Article II or (b) the time when the Director’s right to receive Common Shares in payment of the RSUs is forfeited in accordance with Section 4 of this Article II, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Director shall be entitled to a number of additional whole RSUs (rounded up or down to the nearest whole RSU) determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share on such date and (B) the total number of RSUs covered by this Agreement (including dividend equivalents paid thereon) previously credited to the Director as of such date, by (ii) the Fair Market Value on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

ARTICLE III

GENERAL PROVISIONS
1.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws regarding the RSUs and this Agreement.

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2.    Dilution and Other Adjustments. The Committee shall make such adjustments in the RSUs covered by this Agreement as such Committee in its sole discretion, exercised in good faith, may determine is equitably required under Section 11 of the Plan.
3.    Relation to Other Benefits. Any economic or other benefit to the Director under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Director may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
4.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Director under this Agreement without the Director’s consent. Notwithstanding the foregoing, the limitation requiring the consent of a Director to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.
5.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
6.    Governing Law. This agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.
10.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to

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the Director. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
[signatures on following page]

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The undersigned Director hereby accepts the award granted pursuant to this Agreement on the terms and conditions set forth herein.

Dated:
Director

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